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                                                                     EXHIBIT 2.1


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated May 11, 2004 (this "Amendment"), among HRPT PROPERTIES TRUST, a Maryland real estate investment trust ("Parent"), HWP LP ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Purchaser"), HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the "Partnership") and HALLWOOD REALTY, LLC, a Delaware limited liability company and the general partner (the "General Partner") of the Partnership amends that certain Agreement And Plan Of Merger, dated as of April 16, 2004 (the "Original Agreement"), among Parent, Purchaser, the Partnership and the General Partner. Capitalized terms used in this amendment and not otherwise defined shall have the meanings given in the Original Agreement.

                                    RECITALS:

         The undersigned, being all of the parties to the Original Agreement, have agreed to amend the Original Agreement in order to, inter alia, accurately reflect the parties' agreement as to the consideration payable in respect of the Merger and the calculation of the Working Capital Adjustment, in each case as set forth in this Amendment.

         NOW, THEREFORE, it is agreed:

                                    ARTICLE 1

                      AMENDMENTS TO THE ORIGINAL AGREEMENT

         1.01 Section 2.01(b)(i) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  (i) Each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash (the "Merger Price") equal to the quotient which results by dividing:

         (x)      the sum of (1) 91.5% of the Gross Merger Consideration, plus
                  (2) the aggregate exercise price of all Unit Options outstanding as of April 16, 2004, by

         (y) the sum of (1) the total number of Units outstanding immediately prior to the Effective Time, plus (2) the total number of Units for which Unit Options outstanding immediately prior to the Effective Time would be exercisable.

As used herein, "Gross Merger Consideration" means an amount equal to two hundred fifty million dollars ($250,000,000), increased or decreased, as the case may be, by the Working Capital Adjustment (but not decreased to less than two hundred forty-five million dollars ($245,000,000); any Working Capital Adjustment which would result in a decrease in excess of five million dollars ($5,000,000) will be accounted for in the Purchase Agreement). The Merger Price for each Unit shall be payable upon surrender and exchange of the Certificate representing such Unit, shall not bear interest and shall be reduced by any withholding (as provided in Section 2.02(g)).



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         1.02 Section 2.02(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Partnership to act as paying agent (the "Paying Agent") for the payment of the Merger Price upon surrender of Certificates. The Purchaser shall, and Parent shall cause the Purchaser to, deposit with the Paying Agent prior to the Effective Time, an amount in cash which, together with the Deposit, is equal to the aggregate Merger Price payable to holders of all the Units converted pursuant to Section 2.01(b) (other than the Units purchased by the Successor GP pursuant to the Purchase Agreement)(such cash, inclusive of the Deposit, being hereinafter referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Purchaser.

         1.03 Section 5.01(a)(vii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         (vii) encumber, sell, lease (as lessor, including renewal or extension of any Partnership Lease), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract or Partnership Real Property, or amend or terminate any such lease or license, except matters set forth in
Section 5.01 of the Partnership Disclosure Letter; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property and may make all necessary tenant improvements and capital expenditures required under the Partnership Leases as in effect on the date of this Agreement

         1.04 The following is hereby inserted after Section 8.01(g) of the Original Agreement:

         This Agreement shall be terminated and the merger abandoned if the Purchase Agreement is terminated in accordance with the provisions of
         Section 6.01(c) thereof.

         1.05 The phrase "by either the Partnership or Parent or Purchaser" in the first sentence of Section 8.02 of the Original Agreement is deleted and nothing substituted therefor. The definition of "Net Working Capital" in Section
9.03 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Net Working Capital" means the amount equal to:

         (a) the amount by which (i) "cash and cash equivalents," "accounts receivable," "receivable from affiliate, net," "escrow deposits held by lenders," "prepaid expenses and other assets," and "effective rent receivable," (provided that any "accounts receivable" in excess of thirty (30) days past due shall be excluded) exceed (ii) "accounts payable and accrued expenses," "payable to affiliates," and "prepaid rent, security deposits and other," all in each case as reflected on the Partnership's consolidated balance sheet and determined in accordance with GAAP by a national, independent accounting firm to be agreed upon by the Partnership and Parent ("Accountant") as of the close of business on the last day of the calendar month immediately preceding the Closing Date (the "Determination Date"), minus



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         (b) the sum of (i) Transaction Costs, (ii) estimated Taxes related to
Tax Returns described in Section 6.15(a) hereof, (iii) all unaccrued real estate brokerage fees, "tenant inducements", "free rent" and other amounts due from the landlord under any Partnership Lease, (iv) the estimated cost required to remedy Rent Defects calculated as set forth in Section 6.03(c)(ii), (v) the estimated cost required to remedy or remove any Defects (other than Rent Defects), Title Defects or Survey Defects pursuant to Section 6.03(c), in each case to the extent the Partnership or any Subsidiary has not then remedied or removed such Defects, Title Defects or Survey Defects and paid all costs in connection therewith prior to the Determination Date, and (vi) the aggregate exercise price of all Unit Options exercised after April 16, 2004, in each case unless reflected on the books of the Partnership on or prior to the Determination Date as "accounts payable and accrued expenses" or "payable to affiliates", provided in making the determination under (1) paragraph (b) above, the amount to be deducted for unaccrued real estate brokerage fees, "tenant inducements", "free rent" and other amounts due from the landlord under any Partnership Lease shall be $4,573,472 and (2) paragraph (a) above, any amounts expended or incurred for real estate brokerage fees, "tenant inducements", "free rent" and other amounts due from the landlord under any Partnership Lease (A) entered into after April 16, 2004 with the prior written consent of Parent, to the extent such amounts exceed, in the aggregate, $2,829,624, such excess shall not decrease "cash and cash equivalents" if then paid and shall not increase "accounts payable and accrued expenses" or "payable to affiliates" if incurred but not then paid and (B) entered into prior to April 16, 2004 shall not decrease "cash and cash equivalents", if then paid, and shall not increase "accounts payable and accrued expenses" or "payable to affiliates" if incurred but not then paid, until such amounts paid or incurred exceed, in the aggregate, $4,573,472.

         Net Working Capital shall be determined by the Accountant as of the close of business on the business day immediately prior to the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

         1.07 The definition of "Working Capital Adjustment" in Section 9.03 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Working Capital Adjustment" means, (i) if Net Indebtedness is greater than $165,185,000, the negative amount which results by subtracting Net Indebtedness from $165,185,000, or (ii) if Net Indebtedness is less than $160,185,000, the positive amount which results by subtracting Net Indebtedness from $160,185,000. The Working Capital Adjustment shall be determined by the Accountant as of the close of business on the business day immediately preceding the Closing Date and in a manner consistent with the schedule set forth in
Section 9.03 of the Partnership Disclosure Letter.

         1.08 Section 9.02 of the Original Agreement is hereby deleted in its entirety and replaced with the following:



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         9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Purchaser, to:

                           HRPT Properties Trust
                           400 Centre Street
                           Newton, MA 02458
                           Attention: John C. Popeo
                           Facsimile: (617) 332-2261

                           with a copy to:

                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, MA 02109
                           Attention: Richard Teller
                           Facsimile: (617) 338-2880

                  (b)      if to the Partnership, to:

                           Hallwood Realty, LLC
                           3710 Rawlins
                           Suite 1500
                           Dallas, Texas  75219
                           Attention: William L. Guzzetti
                           Facsimile: (214) 219-1716

                           with a copy to:

                           Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue
                           Suite 3200
                           Dallas, Texas 75202
                           Attention: W. Alan Kailer
                           Facsimile: (801) 912-0716

         1.09 The following clause (i) is hereby added to Section 9.04 of the Original Agreement:

         (i) Any action, notice, request, claim, demand or other communication which under the terms of this Agreement is required to be taken or given, as applicable, on a Saturday, Sunday or United States holiday, shall be deemed timely provided that such action, notice, request, claim, demand or other communication is taken or given, as applicable, on the next succeeding business day.

         1.10 In all other respects, the Original Agreement shall continue in full force and unmodified.



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                                    ARTICLE 2

                               GENERAL PROVISIONS

         2.01 Severability. If any term or other provision of this Amendment or the Original Agreement as amended by this Amendment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Amendment or the Original Agreement, as amended by this Amendment, as applicable, shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         2.02 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         2.03 Entire Agreement; No Third-Party Beneficiaries. The Original Agreement, as amended by this Amendment, taken together with the Partnership Disclosure Letter all schedules and the Purchase Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except to the extent set forth in the Original Agreement, as amended by this Amendment, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

         2.04 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         2.05 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.



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         IN WITNESS WHEREOF, Parent, Purchaser and the Partnership have duly executed this Amendment, all as of the date first written above.

                                     HRPT PROPERTIES TRUST

                                     By: /s/ Adam D. Portnoy
                                         ---------------------------------------
                                     Name:    Adam D. Portnoy
                                     Title:   Executive Vice President


                                     HWP LP ACQUISITION LLC

                                     By: /s/ Adam D. Portnoy
                                         ---------------------------------------
                                     Name:    Adam D. Portnoy
                                     Title:   Executive Vice President


                                     HALLWOOD REALTY PARTNERS, L.P.
                                     By:  Hallwood Realty, LLC, its general
                                          partner


                                     By: /s/ John G. Tuthill
                                         ---------------------------------------
                                     Name:    John G. Tuthill
                                     Title:   Executive Vice President


                                     HALLWOOD REALTY, LLC

                                     By: /s/ John G. Tuthill
                                         ---------------------------------------
                                     Name:    John G. Tuthill
                                     Title:   Executive Vice President